Exhibit 10.21

Third Addendum to the Employment Agreement of John "JT" Thatch dated March 28, 2005.

**THIRD ADDENDUM TO
THE
THATCH EMPLOYMENT AGREEMENT**

This THIRD ADDENDUM TO THE EMPLOYMENT AGREEMENT is made and entered into as of this 28th day of March, 2005, by and between OnScreen Technologies, Inc.(formally known as New Millennium Media International, Inc), a Colorado Corporation (the "Corporation") and Mr. John Thatch, an individual residing in Clearwater, Florida (the "Executive").

WITNESSETH THAT:

WHEREAS, the Corporation and the Executive (collectively, the "Parties") entered into an Employment Agreement (the "Employment Agreement") on November 2, 1999 for a term of three years (the "Employment Period"); and

WHEREAS, the Parties entered into an Extension/Renewal of the Employment Agreement on November 18, 2002 for an additional three year term effective from January 1, 2003 through December 31, 2005 (the "Renewal Period"); and

WHEREAS, the parties entered into a second addendum to the employment agreement on February 3rd 2004, to amend certain terms of the "Employment Agreement"; and

WHEREAS, after discussion and negotiation it is determined that the Parties desire to change and extend certain elements of the Executive's compensation and term as stated in the Employment Agreement;

NOW, THEREFORE, This addendum shall supersede only the specified paragraphs in the original employment agreement dated November 2nd 1999 which will be replaced with the paragraphs mentioned below. All other paragraphs in the original employment dated November 2nd 1999 shall remain unchanged and in full force. In consideration of the mutual covenants and agreements set forth herein, it is hereby covenanted and agreed by the Corporation and the Executive as follows:

Paragraph's mentioned below shall replace the paragraph's of the Original Employment Agreement, dated November 2nd 1999, between the parties hereto; those paragraph's are hereby deleted in their entirety and substituted with the paragraph's below, therefore shall be the following:

1. Employment Period. The Corporation hereby agrees to employ the Executive as its President and Chief Executive Officer and the Executive, in such capacities, agrees to provide services to the Corporation for the period beginning immediately "Commencement Date") and ending on December 31st 2008 (the "Employment Period").

MAC

3. <u>Compensation</u>. Subject to the terms and conditions of this Agreement, during the Employment Period, the Executive shall be compensated by the Corporation for his services as follows:

a). He shall receive, for each 12-consecutive month period beginning on the Commencement Date and each anniversary thereof, a rate of salary that is not less that $180,000 per year, payable in substantially equal monthly or more frequent installments, and will be the highest paid officer of the company. The Corporation shall also provide an additional $10,000 yearly for non accountable expenses, to be used at the Executive's discretion, payable or credited at least monthly to Executive. During the Employment Period the Executive's salary rate shall be reviewed by the Board of Directors on or before each anniversary of the Commencement Date to determine whether an increase in his rate of compensation is appropriate. The Executive shall participate in any executive stock bonus plan as outlined and approved by the Board of Directors on an annual basis. The Executive shall also share in any executive bonus program established by the Board of Directors on an annual basis.

b).Upon signing of this Addendum and effective immediately, the executive or his assignee shall be vested and shall receive an additional 2,100,000 shares of stock to be just greater or equal to any other officer of the company. Stock shall be issued at anytime and in any manner the Executive requests.

c).The Executive shall be entitled to receive the following perquisites which shall not be less favorable to the Executive than the perquisites provided by the Corporation to any other executives employed by the Company. Additional perquisites shall include; full family health insurance and benefits, reimbursement of vehicle allowance of $1500.00 per month, reimbursement of monthly cellular phone and wireless communication access expense, and a full time Executive Assistant of up to $50,000 per year.

In consideration for the above compensation, the Executive will relinquish his entitlement or any ownership in the 1% of the OnScreen licensing revenue as outlined in the Second Addendum and agrees to complete any proper paperwork necessary to assign it back to the company.

In all other respects of the Employment Agreement, dated November 2nd 1999, shall remain unchanged and is hereby ratified and affirmed as modified herein.

IN WITNESS WHEREOF, the Executive and the Corporation have agreed and executed this Third Addendum to the Employment Agreement as of the date first above written.

THE EXECUTIVE:

3-28-05

Name: John Thatch

THE CORPORATION: (The Company)

3/28/05

Name:

It's Chief Financial Officer

For: OnScreen Technologies, Inc. (formally know as New Millennium Media International, Inc.)

Russell Wall

Bradley Ballock

Reviewed and approved by the Company's Compensation Committee.